SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement            |_| Confidential, For Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Mason-Dixon Bancshares, Inc.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         |X| No fee required.

         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:


         (2) Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         (4) Proposed maximum aggregate value of transaction:


         (5) Total fee paid:


         |_| Fee paid previously with preliminary materials:

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:


         (2) Form, Schedule or Registration Statement no.:


         (3) Filing Party:


         (4) Date Filed:

                          MASON-DIXON BANCSHARES, INC.
                                45 W. Main Street
                           Westminster, Maryland 21157
                                 (410) 857-3401

            Notice of Annual Meeting of Stockholders - April 19, 1997


To the Stockholders:

The annual meeting of the stockholders of Mason-Dixon Bancshares, Inc. ("Bancshares") will be held at 10:00 a.m., local time, on Saturday, April 19, 1997, at Wakefield Valley Golf Club, 1000 Fenby Farm Road, Westminster, Maryland 21158, for the following purposes:

         1. To consider the election of the four (4) persons named as Class II Director nominees in the Proxy Statement accompanying this Notice;

         2. To act on the stockholder proposal described in the Proxy Statement; and

         3. To transact such other business, as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on Friday, February 28, 1997, will be entitled to receive notice of and vote at this meeting.

This Notice to Stockholders is accompanied by a Proxy Statement providing important stockholder information for the Annual Meeting and Bancshares' 1996 Annual Report to Stockholders. A form of Proxy is also enclosed with the Proxy Statement. At the request of any stockholder, a copy of Bancshares' Form 10-K filed with the Securities and Exchange Commission will be made available free of charge.

YOUR VOTE IS VERY IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                        By Order of the Board of Directors,


                                        /S/ Vivian A. Davis
                                        Vivian A. Davis
                                        Corporate Secretary

Westminster, Maryland
March 17, 1997

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                          MASON-DIXON BANCSHARES, INC.
                                45 W. Main Street
                           Westminster, Maryland 21157
                                 (410) 857-3401

                              --------------------

                                 Proxy Statement
                                       for
                       1997 Annual Meeting of Stockholders
                          -----------------------------



This Proxy is being furnished to the stockholders of Mason-Dixon Bancshares, Inc. ("Bancshares") in connection with the solicitation of proxies by the Board of Directors of Bancshares for use at the 1997 Annual Meeting of Stockholders to be held on April 19, 1997. Only stockholders of record on February 28, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, there were 5,306,851 shares of Bancshares common stock, par value $1.00 per share ("Common Stock"), issued and outstanding and entitled to vote at the meeting.

Solicitation, Voting and Revocability of Proxy

Solicitation of proxies is being made by the Board of Directors by mail and the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and all other items pertaining thereto will be borne by Bancshares. Bancshares has engaged Corporate Investor Communications, Inc. to assist in the distribution and solicitation of proxies and has agreed to pay Corporate Investor Communications, Inc. a fee of $4,000.00 plus expenses for its services. The approximate date on which this Proxy Statement and the accompanying proxy are being sent to stockholders is March 17, 1997.

The presence, in person and by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum. Each stockholder is entitled to one vote for each share of Common Stock held. There is no cumulative voting.

All proxies properly completed, executed and submitted to Bancshares in time for use at the meeting will be voted in accordance with the directions given in the proxy; if no direction is indicated, the proxy will be voted in favor of the director nominees listed in this proxy statement and against the stockholder proposal. In either case, the proxies will be voted in the discretion of the named proxies as to any other matter that is properly brought before the meeting. Stockholders who give a proxy may revoke it at any time prior to the meeting by filing a written notice of revocation with Bancshares' Secretary or by presenting a duly executed proxy bearing a later date. However, if you are a stockholder whose shares are not registered in your name, you will need appropriate documentation from the recordholder to vote personally at the meeting.

The election of directors and the stockholder proposal require the affirmative vote of holders of a majority of the shares of Common Stock present and voting; therefore, withholding of votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table reflects the beneficial ownership of the Common Stock by directors and executive officers of Bancshares as of the Record Date. Unless otherwise indicated below, and except for shares described below held in the Non-Employee Directors Deferred Compensation and Fee Plan (the "Directors Plan") which are voted by Bancshares, each person specified below has sole investment and voting power (or shares such power with his or her spouse) with regard to the shares set forth in the following table. To the knowledge of management, no person owns beneficially more than 5% of the outstanding shares of Common Stock. The address of each of the persons named below is the address of Bancshares.

          Name                          Number of Shares        Percent of Class

    David S. Babylon, Jr.                  49,957    (1)               *
    Henry S. Baker, Jr.                     3,263    (2)               *
    Miriam F. Beck                         15,309    (3)               *
    Donald H. Campbell                      5,234    (4)               *
    Patricia A. Dorsey                      1,551                      *
    William B. Dulany                      19,347    (5)               *
    Thomas K. Ferguson                     26,619    (6)               *
    R. Neal Hoffman                        76,786    (7)               1.4%
    S. Ray Hollinger                       11,580    (8)               *
    Edwin W. Shauck                        45,000    (9)               *
    James C. Snyder                        15,110   (10)               *
    Stevenson B. Yingling                   6,393   (11)               *
    All Directors and Executive
     Officers as a group (22 persons)     323,130                      6.1%

    * Signifies less than 1% of the Common Stock
-----------------------------

    (1) Includes 4,116 shares held as surviving trustee under the will of F. Thomas Babylon, 1,470 shares held as surviving trustee under the will of David Snider Babylon, and 967 shares held in the Directors Plan.

    (2)  Includes 164 shares held in the Directors Plan.

    (3) Includes 3,453 shares held jointly with her husband, Edward R. Beck, and 7,907 shares held in the Directors Plan.

    (4) Includes 1,875 shares held by his wife, Isabelle T. Campbell, 860 shares held by a company controlled by Mr. Campbell, and 352 shares held in the Directors Plan.

    (5) Includes 937 shares held by his wife, Winifred S. Dulany, and 394 shares held by his daughter, Anne French Dulany, as to which Mr. Dulany disclaims beneficial ownership.

    (6) Includes 4,003 shares held by his wife, Sandra L. Ferguson, 13,188 shares held in Bancshares' Employee Savings and Investment Plan, and 4,500 shares that may be purchased upon the exercise of stock options.

    (7) Includes 1,575 shares held by his wife, Nancy L. Hoffman, 4,243 shares held as trustee under a trust agreement, and 21,284 shares held as co-personal representative under the will of his father. Mr. Hoffman disclaims beneficial ownership as to the Common Stock held by his wife.

    (8) Includes 1,201 shares held by his wife, Joan R. Hollinger, and 1,889 shares held in the Directors Plan.

    (9)  Includes 43,500 shares held jointly with his wife, Mary Jane Shauck.

   (10)  Includes 4,226 shares held in the Directors Plan.

   (11) Includes 250 shares held jointly with his son, Edward R. Yingling, 250 shares held jointly with his daughter, Elizabeth A. Yingling, 250 shares held jointly with his daughter, Stacy L. Yingling, and 2,439 held in the Directors Plan.


                              ELECTION OF DIRECTORS

Bancshares' Articles of Incorporation provides that the Board of Directors is divided into three Classes, each Class to consist as nearly as possible of one-third of the directors. The term of office of the Class II Directors expires at the 1997 Annual Meeting of Stockholders; the term of the Class III Directors will expire at the 1998 Annual Meeting of Stockholders; and the term of the Class I Directors will expire at the 1999 Annual Meeting of Stockholders. The regular term of only one Class of Directors expires annually and any particular director will stand for election only once in any three-year period.

At the 1997 Annual Meeting of Stockholders, four Class II Directors are being nominated for election, each to hold office for three years and until his or her successor has been elected and qualified. Certain of the nominees also serve as directors of Bancshares' subsidiaries, Carroll County Bank and Trust Company ("Carroll County Bank") and Bank of Maryland, as indicated; no director or nominee holds any directorships in any other public companies. In the event a nominee declines or is unable to serve as a director, which is not anticipated, the proxies will be voted for the Board's substitute nominee. The following table provides certain information regarding the nominees for Class II Directors to be elected and for the Class III and I Directors.


----------------------------------------------------------------------------------------------------------------------------

                                                PRINCIPAL OCCUPATION                                        DIRECTOR
               NAME                            DURING PAST FIVE YEARS                     AGE                 SINCE

----------------------------------------------------------------------------------------------------------------------------

NOMINEES FOR CLASS II DIRECTORS:  NEW TERM WILL EXPIRE IN  2000

DAVID S. BABYLON, JR.                Retired Accountant - Tax Consultant;                 73                  1991
                                     Vice Chairman of the Board of Directors -
                                     Carroll County Bank.

R. NEAL HOFFMAN                      Managing Partner - Hoffman, Comfort,                 54                  1995
                                     Galloway & Offutt, LLP, Attorneys-At-Law;
                                     Director - Carroll County Bank.

PATRICIA A. DORSEY                   Administrator (Principal) - William Winchester       47                  1992
                                     Elementary School; Director - Carroll County
                                     Bank .

DONALD H. CAMPBELL                   President and CEO - First State Packaging,           60                  1995
                                     Inc., Salisbury, MD; Director - Bank of
                                     Maryland.


THE BOARD OF  DIRECTORS  RECOMMENDS  THAT YOU VOTE FOR THE ELECTION OF THE ABOVE
NOMINEES.

                                        3




-------------------------------------------------------------------------------------------------------------------------

The following tables contain information regarding directors of other Classes who are not standing for reelection in 1997.


CLASS III DIRECTORS:  TERM WILL EXPIRE IN 1998


WILLIAM B. DULANY                  Managing Partner - Dulany & Leahy,                   69                  1991
                                   Attorneys-At-Law;   Director  -  Mutual  Fire
                                   Insurance Company of Carroll County;  Trustee
                                   and  Member   Executive   Committee   Western
                                   Maryland  College;   Chairman  of  Board  and
                                   Director - Episcopal Ministries To The Aging,
                                   Inc.  (Fairhaven,  Copper Ridge,  and related
                                   entities), Sykesville, MD; Trustee - Maryland
                                   Historical Society;  Chairman of the Board of
                                   Directors -  Bancshares  and  Carroll  County
                                   Bank.

S. RAY HOLLINGER                   President - W. H. Davis Co. t/a Davis Buick-         66                  1991
                                   GMC Truck; President - Davis Library, Inc.;
                                   Director - Community Foundation of Carroll
                                   County, Inc.; Director - Carroll County Bank.

JAMES C. SNYDER                    Retired.  Previously engaged in                      66                  1991
                                   manufacturing and distribution of truck
                                   equipment; Director - Carroll County Bank.

HENRY S. BAKER, JR.                Self-employed management consultant;                 70                  1995
                                   Chairman of the Board of Directors of Bank
                                   of Maryland.




CLASS I DIRECTORS:  TERM WILL EXPIRE IN 1999:


MIRIAM F. BECK                     Retired Administrator - Carroll County Board         65                  1991
                                   of Education; Officer-Director - Highland View
                                   Cemetery Assoc., Inc.; Director and
                                   Treasurer - Carroll County Hospital Health
                                   Services, Inc.; Director - Carroll Community
                                   College Foundation; Director - Carroll
                                   Hospice; Director - Carroll County Bank.

THOMAS K. FERGUSON                 President and Chief Executive Officer of             54                  1991
                                   Bancshares; President and Chief Executive
                                   Officer - Carroll County Bank.

EDWIN W. SHAUCK                    Retired April 1990 as Executive Vice                 71                  1991
                                   President Carroll County Bank ; Director -
                                   Carroll County Health Services Corp.;
                                   Director - Carroll County Bank.

STEVENSON B. YINGLING              President/Owner - Yingling General Tire              55                  1992
                                   Service, Inc.; Director - Carroll County Bank.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

During 1996, Bancshares' Board of Directors held 14 meetings consisting of 12 regular meetings and two special meetings. All directors attended at least 75% of the meetings.

For 1996, non-employee directors of Bancshares received a fee in that capacity of $2,500, except for Mr. Dulany, the Chairman of the Board, who received a fee of $10,000; and those directors who were also directors of Carroll County Bank received an additional fee of $10,000 in that capacity, except for Messrs. Dulany and Babylon, the Chairman and Vice Chairman, who received fees of $40,000 and $11,500, respectively. Mr. Baker and Mr. Campbell in their capacities as Chairman of the Board of the Bank of Maryland and director, respectively, received fees in such capacities of $18,000 and $2,700, respectively. Any non-employee director of Bancshares and each participating subsidiary may defer all or a portion of his or her director's fees.

In 1996, the Board of Directors established a Compensation Committee which conducts an annual review of various compensation issues, including salary budgets, certain compensation plans and personnel policy and makes recommendations to the full Board of Directors. Mr. Shauck, Mrs. Beck, Mr. Baker, Mr. Hollinger and Mr. Yingling serve as members of the Compensation Committee. The Board does not have any other standing committees at this time.

On December 9, 1996, Bancshares filed suit in the United States District Court for the District of Maryland against Anthony Investments, Inc., Barbara S. Floyd, Alvie G. Spencer, and their stockholder group ("Defendants") seeking preliminary and permanent injunctive and declaratory relief against the Defendants for violations of the SEC proxy solicitation rules, violation of the Exchange Act beneficial ownership reporting rules, violation of laws requiring approval of the Maryland Commissioner of Financial Regulation for acquisition of a block of bank holding company stock, and for making false and misleading statements in connection with their proxy solicitation. The Defendants thereafter filed a counterclaim against Bancshares and the Board of Directors alleging that the directors breached their fiduciary duty by not reporting inquiries regarding possible interest in the acquisition of Bancshares, and have engaged in corporate waste by bringing the lawsuit, adopting alleged golden parachute plans and retaining Alex. Brown as Bancshares' financial advisor. The Defendants asked the court to require Bancshares to take the actions described in the Stockholder Proposal set forth below, and to terminate the lawsuit, reimburse the legal fees, and to terminate the relationship with Alex. Brown and the alleged golden parachute plans. Bancshares believes that Defendants' counterclaim lacks merit, and is continuing to prosecute its claim against the Defendants vigorously. On February 28, 1997, the court ruled that certain statements made by Defendants regarding Bancshares' financial performance were misleading, and their failure to disclose their acquisition of 5.1% of the stock without a report to the Commissioner of Financial Regulations may have violated a State banking acquisition law. The court ordered the issuance of a corrective letter to be promptly distributed to all stockholders, and the rescission of all proxies or powers of attorney obtained by the Defendants.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Bancshares' directors and executive officers and persons who own more than 10% of Bancshares' Common Stock file with the Securities and Exchange Commission ("SEC") an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of the Common Stock. To Bancshares' knowledge, all reports required to be so filed by such persons have been filed on a timely basis. Bancshares believes that all of its directors and executive officers complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1996.

                             EXECUTIVE COMPENSATION

The following table summarizes the remuneration earned in 1996 and the prior two years by the Chief Executive Officer ("CEO") of Bancshares and by any other executive officer whose total remuneration in the last fiscal year exceeded $100,000 and who performed a policy-making function for Bancshares.

============================================================================================================================
                                                SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------
                                                                                Long-Term Compensation
                                                                         ----------------------------------
                                         Annual Compensation                     Awards              Payout
                            ----------------------------------------     ------------------------    ------
                                                                         Restricted   Securities               All Other
Name and                                                Other Annual        Stock     Underlying     LTIP       Compen-
Principal Position          Year   Salary(a)   Bonus    Compensation(b)   Awards(c) Options/SARs(d)  Payout      sation
------------------          ----   ------      -----    ------------      ------    ------------     ------      ------

Thomas K. Ferguson          1996   $170,872   $16,107      $4,629        $32,193       $33,134         --         --
President and CEO of        1995   $164,300   $16,594      $5,457
Bancshares and Carroll      1994   $155,000   $25,128      $5,904
County Bank

Michael L. Oster            1996   $125,643       ---      $3,750
Executive Vice President    1995   $ 96,772   $ 8,274      $3,296
of Carroll County Bank

H. David Shumpert           1996   $168,002   $95,000      $5,411
President and CEO of
Bank of Maryland

NOTES:

(a) Includes base salary plus amounts deferred under the Management Deferred Compensation Plan. Mr. Ferguson deferred the following amounts during the years shown: 1996 - $54,450; 1995 - $36,010; 1994 - $20,000; Mr. Oster deferred $1,515 in 1996 and $484 in 1995.

(b) Includes $1,152, $348 and $680, respectively, attributable to the group term life insurance coverage premiums paid for Mr. Ferguson, Mr. Oster, and Mr. Shumpert; and amounts reflecting matching contributions to each of their accounts in the Employee Savings and Investment Plan. Also includes $2,230, representing the value of the use of a company auto for Mr. Shumpert.

(c) Represents 1,533 restricted shares of common stock, valued at $21.00 per share as of December 27, 1996, the date of grant, of which 767 shares vest on 12/26/97 and 766 shares vest on 12/26/98. Mr. Ferguson is entitled to exercise the voting rights associated with, and to collect any dividends declared on, these shares.

(d) Represents the value of options to purchase 4,500 shares at a price of $21.00 per share, the mid-point of the bid and ask prices on NASDAQ as of December 27, 1996, the grant date, utilizing the Modified Black-Scholes American option valuation analysis. The options are exercisable at any time during the ten year term.

============================================================================================================================

Stock Options

The following table sets forth information regarding stock options to purchase Bancshares' Common Stock granted to the named executives during 1996:


=====================================================================================================================
                                         Option Grants in Fiscal Year 1996
---------------------------------------------------------------------------------------------------------------------
                                                   Individual Grants
                     -----------------------------------------------------------------------
                                               Percent of Total
                     Number of Securities       Options Granted      Exercise
                     Underlying Options         to Employees in       or Base     Expiration       Grant Date
Name                      Granted (1)             Fiscal Year      Price ($/Sh)      Date      Present Value $(2)
----                 --------------------      ----------------    ------------   ----------   ------------------

Thomas K. Ferguson         4,500                      100%            $21.00      12-27-06         $33,134

Michael L. Oster              --                        --              --           --                --

H. David Shumpert             --                        --              --           --                --


NOTES:

(1) All such options were granted on December 27, 1996, at a price equal to the mid-point of the bid and ask prices on NASDAQ as of the grant date and are immediately exercisable.

(2) This value, calculated by utilizing the Modified Black-Scholes American option-pricing model, assumes a 6.29% risk- free interest rate, 10-year expected life, 30% expected volatility of the stock, and 2.73% expected dividend yield on the stock.

=====================================================================================================================



The following table sets forth information regarding stock options exercised by the named executives during 1996 and the value of unexercised options held by the named executives as of December 31, 1996:

=====================================================================================================================
                        Aggregated Option Exercises in 1996 and 1996 Year End Option Values
---------------------------------------------------------------------------------------------------------------------
                                                  Number of Securities
                                                 Underlying Unexercised              Value of Unexercised
                                                Options at Fiscal Year-End          In-the-Money Options at
                                                              (#)                    Fiscal Year-End ($)(1)
                                              -------------------------------    -----------------------------
Name                                          Exercisable       Unexercisable    Exercisable     Unexercisable
----                                          -----------       -------------    -----------     -------------

Thomas K. Ferguson                              4,500                -0-             --               --

Michael L. Oster                                    --                --             --               --

H. David Shumpert                                   --                --             --               --

=====================================================================================================================

Severance and Key Employee Retention Plans

Carroll County Bank and the Bank of Maryland each sponsors and administers its own unfunded employee benefit severance plans. Both plans provide severance benefits to certain employees upon loss of employment due to a reduction in force or to a merger or acquisition. To become eligible under each plan, employees must be full-time employees who have been employed for at least two prior consecutive years.

Both plans determine severance benefits using a formula based on the number of full years of service. Under the Carroll County Bank Plan, eligible employees who are not Senior Officers (i.e., Senior Vice Presidents, Executive Vice Presidents and the CEO) are entitled to one week of base pay for each full year of service, but in no event less than eight weeks nor more than 26 weeks. Senior Officers are entitled to two weeks of base pay for each full year of service, but in no event less than 13 weeks nor more than 26 weeks. Under the Bank of Maryland Plan, eligible employees who are not bank officers are provided one week of base pay for each full year of service with a maximum of three weeks for service of less than 10 years. For service over 10 years, an additional week is added for each year up to a maximum of eight weeks. Officers receive two weeks of base pay for each full year of service with a minimum of eight weeks and a maximum of 26 weeks. Executive Vice Presidents and the Chief Executive Officer receive four weeks of base pay for each full year with a minimum of 26 weeks and a maximum 48 weeks.

Under both severance plans, eligible employees are entitled to continue to receive the same group term life and health insurance benefits until the termination of the severance payments or the employee becomes eligible under another group plan.

In addition, in July 1996, the Bancshares Board of Directors adopted a Key Employee Retention Plan (the "Retention Plan"). Bancshares adopted and modified Carroll County Bank's Retention Plan to provide certain incentives to attract and retain key employees of Bancshares and all of its participating subsidiaries.

The Retention Plan provides severance benefits (including health insurance) in the event a participant's employment is terminated as a result of a change in control of Bancshares. The Plan provides that participants with less than five years of service may receive 12 months of base salary; participants with five to 10 years of service may receive 24 months of base salary; and participants with more than 10 years of service may receive 36 months of base salary; provided that 50% of these benefits are reduced by any amount the participant may be eligible for under any other severance plan of or similar benefit from Bancshares. The remaining 50% of the separation payments will be reduced by any amount which the participant receives, or is entitled to receive, from other employment, including self employment, during the time that the employee is receiving benefits from the Retention Plan. Finally, the amounts payable under the Retention Plan are limited so that the aggregate present value of all payments to be received by the participant upon termination may not exceed 2.99 times the participant's average annual compensation for the preceding five years.

Pension Plan

Carroll County Bank sponsors a non-contributory, defined benefit Pension Plan and Trust (the "Pension Plan") which covers eligible employees of Carroll County Bank. The Pension Plan will also cover employees of Bancshares who are covered by the Pension Plan as employees of Carroll County Bank at the time they become employees of Bancshares.

The Pension Plan Table below shows estimated annual benefits payable upon retirement to qualified persons in the specified remuneration and years-of-service categories if such retirement had occurred on December 31, 1996. The benefits listed are calculated as a life annuity and are not integrated with

Social Security or subject to other offsets. Compensation, as defined in the Plan, reflects each participant's total compensation, including overtime, incentives, and bonuses, as well as pre-tax contributions through payroll deductions to Sections 401(k) and 125 Plans as provided by the Internal Revenue Code of 1986 ("Code").

Benefits are computed as 1.25% of final average compensation multiplied by years of benefit credited service (to a maximum of 25 years) at normal retirement. No participant's monthly benefit will be less than his/her accrued benefit as of December 31, 1993.

Benefits eligibility is as follows: normal retirement at age 65; early retirement after completing 10 years of service and attaining age 55; vested benefits after completing five years of service; and actuarial reduction of benefits for commencement before age 65.


================================================================================
                            ESTIMATED ANNUAL BENEFITS
                                Years of Service

   FAC*             10             15             20             25
---------       --------       --------       --------       -------

$  20,000       $  2,500       $  3,750       $  5,000       $  6,250
   30,000          3,750          5,625          7,500          9,375
   40,000          5,000          7,500         10,000         12,500
   50,000          6,250          9,375         12,500         15,625
   60,000          7,500         11,250         15,000         18,750
   70,000          8,750         13,125         17,500         21,875
   80,000         10,000         15,000         20,000         25,000
   90,000         11,250         16,875         22,500         28,125
  100,000         12,500         18,750         25,000         31,250
  110,000         13,750         20,625         27,500         34,375
  120,000         15,000         22,500         30,000         37,500
  130,000         16,250         24,375         32,500         40,625
  140,000         17,500         26,250         35,000         43,750
  150,000         18,750         28,125         37,500         46,875


* Final Average Compensation, computed as the average of annual compensation for the five consecutive years (out of the most recent ten years) for which compensation is the highest.

================================================================================

Covered compensation under the Pension Plan includes those amounts shown in the Summary Compensation Table as to Bancshares' President and CEO, with the exception of amounts deferred through the Management Deferred Compensation Plan. Covered compensation for 1996 is limited to $150,000. As of December 31, 1996, Mr. Ferguson had accumulated 23 years of credited service toward retirement.

                 TRANSACTIONS AND RELATIONSHIPS WITH MANAGEMENT

Bancshares, through its subsidiaries, has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other unaffiliated persons and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

                          COMPENSATION COMMITTEE REPORT

The fundamental philosophy of Bancshares' compensation program is to offer competitive compensation opportunities for all executive officers which are based both on the individual's contribution and on Bancshares' performance. The compensation paid is designed to attract, retain and reward executive officers who are capable of leading Bancshares in achieving its business objectives in an industry characterized by complexity, competitiveness and constant change. The compensation of Bancshares' key executives is reviewed and approved annually by the Board of Directors upon recommendation of Bancshares' Compensation Committee.

Annual compensation for Bancshares' CEO and other executive officers consists of two elements: (i) base salary; and (ii) incentives, both annual and long-term, in cash and/or stock that are variable, fluctuate annually, and are linked to individual and Bancshares' corporate performance.

For Bancshares' CEO, the annual cash incentive during 1994, 1995 and 1996 ranged from 16.2% to 9% of base salary. For Carroll County Bank's Executive Vice President, the annual cash incentive for 1995 was 8.5% of base salary and for 1994, 14%. Variable compensation reflecting 1996 year- end performance, payable in 1997, for Carroll County Bank's Executive Vice President will be reported in Bancshares' 1998 proxy statement.

1996 was the first full year of service for the CEO of Bank of Maryland as a policy-making officer. The 1996 cash bonus awarded to him by the Bank of Maryland Board of Directors represents approximately 57% of his 1996 base salary. This amount was authorized based on an existing executive bonus plan for Bank of Maryland executives, which included various key performance factors such as attaining pre-tax income significantly in excess of the 1995 goals. Future compensation, consisting of base salary plus bonus, will be based on an executive bonus plan which takes into account specific financial performance targets for year end 1996. These compensation adjustments authorized and distributed in 1997 will be reported in Bancshares' 1998 proxy statement.

The objective of the Compensation Committee is to design a balanced compensation plan to provide Bancshares' CEO, Carroll County Bank's Executive Vice President, Bank of Maryland's CEO, and other policy-making officers, with a total compensation package that included a variable component awarding annual and long-term cash and stock incentives. This variable portion of total compensation, which is closely linked to Bancshares' and its subsidiaries performance, enables the Compensation Committee to make up the difference (lag) between Bancshares' executive base salaries and comparable base salaries paid by similarly situated commercial and retail banking organizations. This is accomplished by gradually increasing the variable element of total compensation earned through these cash and stock incentives. The Board of Directors and the Compensation Committee formalized a system of paying incentives to Bancshares' CEO and other executive officers based on Bancshares' performance, exclusive of extraordinary events, in the following areas: return on assets, return on equity, earnings per share, ratio of net overhead to average assets, net income, and ratings of regulatory compliance and of customer service/satisfaction on a Customer Satisfaction Index established by Bancshares and Carroll County Bank. Carroll County Bank's performance is evaluated on all of these factors, exclusive of return on equity and earnings per share.

For 1996, the base salary of Bancshares' CEO was increased approximately 4% and an incentive payment was made equal to approximately 9.4% of the increased base salary. In addition, the CEO was granted restricted stock and stock options valued at approximately 42% of the increased base salary of the CEO for 1996. The Board determined that such increases in base salary and variable performance based compensation were warranted in view of the performance of Bancshares and Carroll County Bank in meeting or exceeding certain key goals during 1995. Key profitability measures (i.e., net income and earnings per share) and dividend payout goals were exceeded during 1995 with return on assets, return on equity, and ratio of net overhead to average assets decreasing due to exceptional factors recognized during the year, particularly the acquisition of Bank of Maryland.

The performance of Bancshares' Common Stock during the last fiscal year is reflected in the Performance Graph below. The Compensation Committee also considers the performance of the Common Stock in determining compensation for Bancshares' CEO and Chief Financial Officer so that the interests of corporate management continue to be aligned with the interests of Bancshares' stockholders. In addition, various other performance indicators are used to establish all executive officer compensation, including achievement of individual and divisional goals, satisfactory or better audit and regulatory reviews and examinations, asset quality, and increases in per share earnings, dividends and book value.

                                                 BY THE COMPENSATION COMMITTEE:

                                                 Edwin W. Shauck
                                                 Miriam F. Beck
                                                 Henry S. Baker, Jr.
                                                 S. Ray Hollinger
                                                 Stevenson B. Yingling


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

SEC regulations require disclosure of certain information regarding the relationships of members of Bancshares' Compensation Committee with either Bancshares or any of its subsidiaries, or in certain circumstances, with other corporations. The purpose of these regulations is to provide stockholders with information regarding the independence of the decisions by the Compensation Committee.

Beginning in 1996, the Board of Directors of Bancshares established a Compensation Committee. The members of the Compensation Committee are Edwin W. Shauck, Miriam F. Beck, Henry S. Baker, Jr., S. Ray Hollinger and Stevenson B. Yingling. During the last fiscal year, no member of the Compensation Committee was an officer or employee or a former officer or employee of Bancshares or any subsidiary, except Henry S. Baker, Jr., who is Chairman of the Board of Bank of Maryland. During the last fiscal year, no member of the Compensation Committee had any relationship with Bancshares or any of its subsidiaries of a nature required to be disclosed herein under SEC regulations.

                                PERFORMANCE GRAPH

The performance graph shown below compares the cumulative total return to Bancshares' stockholders over the most recent five-year period with both the NASDAQ Composite Index (reflecting overall stock market performance) and the NASDAQ Bank Index (reflecting changes in banking industry stocks). Returns are shown on a total return basis, assuming the reinvestment of dividends. The NASDAQ Bank Index reflects performance on a straight appreciation basis, as annual dividend data was not yet available for this index. Bancshares' Common Stock was listed on the NASDAQ National Market System effective April 1, 1993.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    MASON-DIXON BANCSHARES, INC., NASDAQ COMPOSITE INDEX & NASDAQ BANK INDEX





                                    [GRAPH]









--------------------------------------------------------------------------------
                 12/31/91   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
--------------------------------------------------------------------------------
Mason-              100      112.82     202.12     221.5      277.87     300.29
Dixon
--------------------------------------------------------------------------------
NASDAQ              100      115.41     132.39     129.49     184.62     227.13
Composite
--------------------------------------------------------------------------------
NASDAQ              100        152      196.62     198.76     291.22     376.66
Bank
Index
--------------------------------------------------------------------------------

Assumes $100 invested on January 1, 1992 in Mason Dixon Bancshares, Inc., NASDAQ Composite Index & NASDAQ Bank Index.


                              VOTING OF SECURITIES

Carroll County Bank holds shares of Common Stock in a fiduciary capacity for numerous trusts and agency accounts and other fiduciary accounts. Carroll County Bank may be deemed a "beneficial owner" of certain of these shares because of its power to vote or direct the voting of, or to dispose or direct a disposition of, such shares, even if these powers are shared with co-fiduciaries and others.

The full Board of Directors of Carroll County Bank, acting as the Trust Committee, reviews quarterly the minutes and actions of the Trust Investment Committee, which Committee reviews all individual trust accounts. The Board of Directors of Bancshares has no power to directly or indirectly vote Bancshares Common Stock held in such accounts, except shares held under the Directors Plan; all other shares are voted by Mason-Dixon Trust Company (a division of Carroll County Bank) in its sole discretion. As of December 31, 1996, the Trust Company had sole voting power with respect to approximately 205,192 shares of Bancshares Common Stock, which represents approximately 3.9% of the issued and outstanding shares of Common Stock, and sole investment power with respect to approximately 127,484 shares of Bancshares Common Stock, which represents 2.4% of the issued and outstanding shares of Common Stock.


                              STOCKHOLDER PROPOSAL

Barbara S. Floyd, 543 Benforest Drive, Severna Park, Maryland 21146, has submitted the following proposal:

         "RESOLVED, that any director of Mason-Dixon who is or becomes aware of any expression of interest by any financially capable person or entity ("Potential Acquiror") in a potential merger, consolidation or share exchange with, or transfer of all or substantially all (as defined in the articles of incorporation) of the assets of Mason-Dixon to, such Potential Acquiror ("Proposed Acquisition"), shall promptly disclose any known details to Mason-Dixon's Board of Directors ("Board"), and the Board, upon learning of a Proposed Acquisition through a director or otherwise, shall (a) attend presentations given by the Potential Acquiror or invite the Potential Acquiror to make a presentation to the Board, (b) communicate with the Potential Acquiror and request details of the Proposed Acquisition, the proposed structure of the transaction and amount and type of consideration offered, (c) request that written confirmation of the Proposed Acquisition be sent to the Board for consideration, (d) report the terms of any Proposed Acquisition, the status of negotiations and recommendation of the Board to the stockholders at each meeting of stockholders (unless confidentiality is legally required), and (e) hold the interests of Mason-Dixon's stockholders paramount to any other factors considered by the Board in evaluating any Acquisition Proposal pursuant to
Article 7 of Mason-Dixon's articles of incorporation or otherwise.

Statement in Support of Stockholder Proposal

         "Stockholder has submitted a proposal ("Stockholder Proposal") to clarify the obligations of Mason-Dixon's directors if and when approached by a financially capable person or entity ("Potential Acquiror") expressing an interest in a merger, consolidation or share exchange with, or transfer of assets of Mason-Dixon to, such Potential Acquiror ("Proposed Acquisition").

         "Maryland law requires Mason-Dixon's board of Directors ("Board") to use its best efforts to promote its stockholders' interests. Stockholder believes that one or more Board members have communicated with Potential Acquirors but have not investigated the details of any Proposed Acquisition or discussed the specifics with the Board. Stockholder believes that the Board has determined to oppose Proposed Acquisitions, without considering whether a particular Proposed Acquisition may be in the best interests of Mason-Dixon stockholders. Stockholder maintains that the Board owes a duty to the stockholders to investigate all Proposed Acquisitions to determine whether any such transaction is in the best interests of the Mason-Dixon stockholders.

         "If the Stockholder Proposal is approved by a majority vote at Mason-Dixon's annual meeting, the Board will be required to attend presentations given by any Potential Acquiror, investigate the terms, and request written confirmation, of any Proposed Acquisition, and report the terms, status of negotiations and findings of the Board at each meeting of stockholders of Mason-Dixon.

         "Article 7 of Mason-Dixon's articles of incorporation requires the Board to evaluate whether a Proposed Acquisition is in the best interests of the stockholders "and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers, depositors,  and communities  served...." The Stockholder  Proposal will require the Board to consider the interests of the stockholders of paramount importance over any of the other factors enumerated in Article 7."

              MANAGEMENT'S STATEMENT IN OPPOSITION TO THE PROPOSAL

Your Board of Directors recommends that you vote AGAINST the Stockholder Proposal for the reasons described below.

NOTE: Stockholder proposals, by law, express only a wish of a stockholder, and therefore are usually stated in terms that express the desire of the stockholder that the Board of Directors consider the resolution, if it is passed. Even though the above Proposal is not stated in the proper terms, your Board wants to give the proponent the opportunity to express her wishes.

     Bancshares believes that the Proposal was submitted to gain an economic benefit not shared by Ms. Floyd with her fellow stockholders, that the Supporting Statement is incorrect and misstates Maryland law, and that the Proposal is not in the best interests of Bancshares or its stockholders. Your Board of Directors urges you to vote AGAINST the Proposal.

Background. As many of you are aware, Ms. Floyd is a former employee of Bancshares who resigned in September 1992.

Prior to submitting the Proposal and the Supporting Statement on November 18, 1996, Ms. Floyd met privately with Thomas K. Ferguson, President of Bancshares, to inform him that she was representing a group of stockholders for purposes of filing a Schedule 13D with the Securities and Exchange Commission ("SEC") and submitting the Proposal and Supporting Statement to Bancshares. Ms. Floyd informed Mr. Ferguson that she was being well paid for leading the group. Ms. Floyd, through her newly formed company, Anthony Investments, Inc., entered into a "Service Agreement" with each member of her group which provides that, for each share of Bancshares stock owned by the group, Anthony Investments will be paid a fee equal to "5% of the difference between the acquisition price per share and $17.50 upon acquisition of Bancshares by an acquiror, or 5% of the difference between the stock price ... on the date such shares are no longer subject to this Agreement and $17.50 ..."

One of the other stockholders acting in concert with Ms. Floyd is Alvie G. Spencer, Jr., a former member of the Board of Directors of Bancshares and the Bank. Mr. Spencer was removed from the Board of Bancshares in 1995.

     In December 1996, Bancshares filed suit against Ms. Floyd, Mr. Spencer and their group for, among other things, violations of the SEC's proxy solicitation rules, violation of the beneficial ownership reporting rules of the Exchange Act, violation of laws requiring approval of the Maryland Commissioner of Financial Regulation for acquisition of a block of bank holding company stock and for making false and misleading statements in connection with proxy solicitations. On February 28, 1997, the court ruled that certain statements made by Defendants regarding Bancshares' financial performance were misleading, and their failure to disclose their acquisition of 5.1% of the stock without a report to the Commissioner of Financial Regulations may have violated a State banking acquisition law. The court ordered the issuance of a corrective letter to be promptly distributed to all stockholders, and the rescission of all proxies or powers of attorney obtained by the Defendants.

Proposal is Ambiguous. The reference to "Proposed Acquisitions" by "Potential Acquirors" implies that one or more directors of Bancshares has been presented with bona fide business proposals or offers by a serious bidder or offeror. This simply is not true. Ms. Floyd intentionally fails to distinguish between casual remarks or offhanded inquiries by third parties and formal bona fide business proposals. No such offers or proposals have been made to Bancshares or to any director.

Proposal Cannot Change the Law. The Supporting Statement misinterprets and misstates Maryland law with regard to the effect of the Proposal: The fiduciary duties of the Board of Directors of Bancshares are as set forth in the Maryland General Corporation Law and the Articles of Incorporation (the charter) of Bancshares; the Proposal cannot alter - or enforce - those mandates. Moreover, the manner in which directors carry out these duties will necessarily depend upon the facts and circumstances of each case. To assert that, in every case, directors have an absolute duty to investigate every inquiry, expression of interest, proposal or even offer, is simply wrong. In the exercise of their business judgment, the directors (who are also stockholders) may well determine that it is in the best interests of Bancshares and its stockholders to "just say no". Thus, the Supporting Statement inaccurately equates the Proposal to the protection of the interests of stockholders.

Proposal Changes Bancshares' Charter. When Bancshares became a bank holding company in 1991, you, the stockholders, determined that it was in your interest and in the interest of Bancshares that, in the event of a takeover attempt, the Board give due consideration to all of our constituencies, including the communities in which we live and work, the people we employ and the customers and depositors that we serve. The new charter was developed by a collective effort in which both Ms. Floyd and Mr. Spencer were active participants, and by an overwhelming majority, the stockholders approved the following provision:

         "The directors shall evaluate whether the proposal is in the best interests of the shareholders and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers, depositors, and communities served by the corporation or any subsidiary of the corporation, the then current market value of the stock of the corporation or any subsidiary of the corporation in a freely negotiated transaction, and the directors' estimate of the future value of stock of the corporation or any subsidiary of the corporation as an independent entity."

     If implemented, we believe that the Proposal will require the Board of Directors of Bancshares to disregard the above provision and change Bancshares' charter. Bancshares believes that Ms. Floyd and her group have little concern for the interests of our communities or maintaining a strong community banking organization to meet the needs of our communities, and that they are interested only in a short-term jump in the stock price in order to make a quick profit on their shares.

Bancshares' Commitment to the Future. On the other hand, we at Bancshares are committed to our joint future. We are committed to maximizing stockholder values, and we are also committed to serving the banking needs of the individuals and businesses in our communities and providing employment security for our family of employees. Bancshares has in place a long-term plan for its strategic growth and business expansion. A short-term premium over the current market price of the stock is not in the best interests of Bancshares' stockholders. Management believes that the successful implementation of the plan will translate into greater long-term values to you, Bancshares' stockholders, employment security for its employees, and broader and enhanced services to the valued customers and constituencies of Bancshares.

FOR THE ABOVE REASONS, YOUR BOARD OF DIRECTORS URGES YOU TO VOTE WITH YOUR BOARD AND AGAINST THE PROPOSAL.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by Bancshares at its executive offices not later than November 17, 1997 (which is 120 days prior to the expected date of the 1998 Proxy Statement) in order to be eligible for inclusion in Bancshares' Proxy Statement. In addition, stockholders wishing to propose nominees for election as directors at the 1998 Annual Meeting must follow specified advance notice procedures contained in Bancshares' Bylaws, a copy of which is available on request to the Secretary of Bancshares.

                              INDEPENDENT AUDITORS

The Board of Directors has engaged Stegman & Company ("Stegman"), independent certified public accountants, to audit the books and accounts of Bancshares for the fiscal year ending December 31, 1997. Stegman has served as independent auditors for Bancshares since its inception in 1991 and for Carroll County Bank without interruption for many years. Stegman is to report on Bancshares' consolidated balance sheets, and related consolidated statements of income, consolidated statements of cash flow, and consolidated changes in stockholders' equity and to perform such other appropriate accounting services as may be required by the Board of Directors. For the year ended December 31, 1996, Stegman provided, in addition to audit services, certain non-audit professional services which were considered to have no effect on the independence of the accountants. Such additional non-audit services included review of proxy material and annual report filings with the Federal Deposit Insurance Corporation and the SEC, and consultation on various audit-related matters.

Stegman has also advised Bancshares that neither it nor any of its members or associates have any direct financial interest in or any connection with Bancshares other than as independent public auditors. A representative of Stegman will be present at this year's annual meeting, will have the opportunity to make a statement and will also be available to respond to appropriate questions.


                                 OTHER BUSINESS

Management of Bancshares knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.

                                             By Order of the Board of Directors


                                             /s/ Vivian A. Davis
                                             Vivian A. Davis
                                             Corporate Secretary

Westminster, Maryland
Dated:  March 17, 1997

PROXY                      MASON-DIXON BANCSHARES, INC.
                                45 W. Main Street
                           Westminster, Maryland 21157


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Vivian A. Davis, Edith S. Haschert and Christine L. Whiteleather, or either of them, as Proxies, each with the power to appoint his or her substitutions and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Mason-Dixon Bancshares, Inc. held of record by the undersigned on February 28, 1997 at the Annual Meeting of Stockholders to be held on April 19, 1997 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF CLASS II DIRECTORS AND AGAINST THE STOCKHOLDER PROPOSAL.

                                                (See Reverse Side)


-
X Please mark your votes as in this example
- using dark ink only.



              FOR all the    WITHHOLD
               nominees     AUTHORITY
              listed at      to vote
            right (except    for all
            (as marked to  the nominees
            the contrary      listed
               below)        at right                                                                     FOR    AGAINST   ABSTAIN
1. ELECTION    --------      --------   Class II Director Nominees:  2.  CONSIDERATION OF STOCK-        ------    ------    ------
   OF          |      |      |      |   David S. Babylon, Jr.             HOLDER PROPOSAL REGARDING     |    |    |    |    |    |
   DIRECTORS   |      |      |      |   Donald H. Campbell                POTENTIAL ACQUISITIONS        |    |    |    |    |    |
               --------      --------   Patricia A. Dorsey                                              ------    ------    ------
INSTRUCTIONS:  To withhold authority to R. Neal Hoffman
               vote for any individual                               3.  In their discretion, the Proxies are authorized to vote
               nominee, strike a line                                    upon such other business as may properly come before
               through the nominee's                                     the meeting.
               name in the list at
               right.

_______________________________________________________                                    WILL ATTEND --------   WILL NOT --------
                                                                                            MEETING    |      |    ATTEND  |      |
                                                                                                       |      |    MEETING |      |
                                                                                                       |      |            |      |
                                                                                                       --------            --------


                                                                                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                                                                  PROMPTLY IN THE ENCLOSED ENVELOPE TO CORPORATE
                                                                                  INVESTOR COMMUNICATIONS, INC.



                                                                                  Dated:  ___________________________________, 1997


                                                                                  -------------------------------------------------
                                                                                                          Signature


                                                                                  -------------------------------------------------
                                                                                                          Signature


                                                                                  -------------------------------------------------
                                                                                                       Title or Capacity


NOTE: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                      - 2 -

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